Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

FUEL ETHANOL PURCHASE AND SALE AGREEMENT

BETWEEN

AEMETIS ADVANCED FUELS KEYES, INC.

AND

MUREX LLC

Effective Date: October 1, 2021

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

FUEL ETHANOL PURCHASE AND SALE AGREEMENT
BETWEEN
AEMETIS ADVANCED FUELS KEYES, INC.
AND
MUREX LLC

This Agreement is made effective as of June 9, 2021, by and between Aemetis Advanced Fuels Keyes, Inc., a Delaware corporation, having its offices in Cupertino, California ("Seller"), and Murex LLC, a Texas limited liability company with its principal offices of business in Plano, Texas ("Buyer"). Seller and Buyer are herein, sometimes, individually referred to as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, Seller owns and operates an ethanol production facility (estimated at 65 million gallons per year) in Stanislaus County, California.

WHEREAS, Seller has agreed to sell to Buyer, and Buyer has agreed to buy from Seller all (100%) of the Fuel Ethanol (as defined below) to be produced from the Keyes Plant (as defined below) and 100% of the cellulosic ethanol (as defined below) produced from the Keyes Plant or the Riverbank Plant (as defined below) on the terms and conditions in this Agreement.

NOW THEREFORE this Agreement, in consideration of the promises and mutual covenants and conditions contained herein, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

"ANP Anhydrous Fuel Ethanol" means Undenatured Fuel Grade Ethanol as defined on Schedule B.

"Applicability" The definitions in this Article apply to this Agreement. Any word, phrase or expression that is not defined in this Agreement and that has a generally accepted meaning in the custom and usage in the ethanol industry in the United States shall have that meaning in this Agreement.

"ASTM D-4806" shall be defined on Schedule A.

"Billable Volume" means the volume of Fuel Ethanol produced and shipped by Seller and not yet paid for by Buyer. This includes volume loaded, shipped and transferred to Buyer via Electronic Data Interchange (“EDI”).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

"Business Days" means Days on which the New York Mercantile Exchange is open, and any other Days mutually agreed by Buyer and Seller.

"Buyer" means Murex LLC, a Texas limited liability company, with the address of 7160 North Dallas Parkway, Suite 300, Plano, TX 75024.

"CDX" means Central Data Exchange, the EPA’s agency reporting site.

“Cellulosic Ethanol” means the clear odorless liquid ethyl alcohol produced for use as a motor fuel additive from renewable, organic, non-starch based feedstock and complying with current year ASTM D4806 standard as found in Appendix A and any subsequent revisions to Appendix A Buyer may send to Seller.

"Certificate of Analysis" means a document signed by an authorized representative of Seller, describing Specifications for, and testing methods applied to, Fuel Ethanol, and the results of testing.

"Commencement Date" means October 1, 2021.

"Commission" means for each net gallon that Buyer takes under this Agreement, Buyer shall receive the product of the Commission Rate (as defined below) times the Net Purchase Price as defined in Section 7 .1 for volume produced from the Plant.

"Commission Rate" means for each net gallon that Buyer takes under this Agreement, Buyer shall earn a commission rate [***] as defined in Section 7.1 for volume produced from the Plant.

"Day" means calendar day. If a Day falls on a Saturday, it shall be deemed to be a Friday or the next Business Day before a Saturday. If a Day falls on a Sunday, it shall be deemed to be a Monday or the next Business Day after a Sunday.

"Delivery" means the transfer of Fuel Ethanol from Seller contracted by Buyer at the Delivery Point.

"Delivery Point" means the loading of Fuel Ethanol at the outlet flange at Seller's Stanislaus County, California facility, transferring the Fuel Ethanol into trucks.

"Dollars". All references to "dollars" in this Agreement shall be references to amounts expressed in United States currency. All calculations of monetary sums to be hereunder shall be made in US currency.

"Effective Date" means the date set forth in the introductory paragraph of this Agreement.

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"EMTS" means EPA Moderated Transaction System, a tool that allows companies to report and track transactions for EPA Fuel Programs.

"Fuel Ethanol" means the clear odorless liquid ethyl alcohol produced for use as a motor fuel additive from biogenic feedstock and complying with current year ASTM D4806 standard as found in Appendix A and any subsequent revisions to Appendix A Buyer may send to Seller. For the absence of doubt, Fuel Ethanol does not include ethyl alcohol produced for sanitization use, industrial use, or any other non-motor fuel use.

"Force Majeure" has the meaning given in Section 13.2.

"Forward Contracted Gallons" means any gallons of Fuel Ethanol produced from the Plant for which Buyer has agreed to resell to third parties pursuant to binding forward delivery contracts.

"Gallon" means one U.S. gallon of Fuel Ethanol at 60 degrees F.

"Governmental Authority" means any Federal, state, local, or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, or other governmental authority.

"Insurance Costs" means insurance costs per gallon, calculated at 0.8800% per $100.00 ($88.00 per $1 million), plus $0.009378 per barrel ($0.00022329) per Gallon, or $223.29 per 1 million Gallons). Insurance Costs for trucks picking up Fuel Ethanol at the Plant are $0.00 per Gallon. Insurance Costs are adjusted annually in November with renewal of Buyer's insurance policies.

"Initial Term" has the meaning given in Section 3.1.

"LCFS" means the California Low Carbon Fuel Standard Program, which aims to decrease the carbon intensity of California's transportation fuel pool and provide an increasing range of low-carbon and renewable alternatives, which reduce petroleum dependency and achieve air quality benefits.

"Plant" means the approximately 65 million Gallon per annum Fuel Ethanol production plant located in Keyes, California and/or the approximately 45 million Gallon per annum cellulosic Fuel Ethanol production plant located in Riverbank, California.

"Prime Commercial Lending Rate" means the rate of interest most recently published in the Money Rates section of The Wall Street Journal as the prime annual rate of interest.

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"Provisional Price" means an estimated price calculated as the estimated contract price based on Shipment Date (as defined below).

"Provisional Payment" means an estimated payment made in advance of the final payment, determined by posted index prices.

"Net Purchase Price" has the meaning given in Section 7.1.

"Renewal Term" has the meaning given in Section 3.1.

"Resale Costs" means all costs and charges incurred by Buyer in handling Gallons received from the Plant (including the cost of any Gallons properly obtained by Buyer pursuant to Section 7.3 herein), without mark-up by Buyer, and without charge for Buyer's administrative costs.

"Schedule A" means Schedule A attached to this Agreement, as it may be amended and revised from time to time, which shall constitute part of, and shall be included in this Agreement.

"Schedule B" means Schedule B attached to this Agreement, as it may be amended and revised from time to time, which shall constitute part of, and shall be included in this Agreement.

"Seller" means Aemetis Advanced Fuels Keyes, Inc., a Delaware corporation, with the address of 20400 Stevens Creek Boulevard, Suite 700, Cupertino, California 95014.

"Shipment Date" means the date trucks are loaded at the Plant and exit through the Plant’s gates.

"Taxes" has the meaning given in Section 7 ..2.

"Total Annual Plant Production" means the entire production of Fuel Ethanol from the Plant, within a 12-month period, which production is estimated but not warranted to be approximately 65 million gallons per year and any additional capacity expansion of Fuel Ethanol in each 12-month period.

"Transportation Costs" means costs charged by a third party for transportation from Plant to a buyer's point of delivery together with insurance and all other costs and charges incurred to third parties other than Resale Costs in connection with such transportation, without mark-up by Buyer, and without charge for Buyer's administrative costs.

ARTICLE II

COMMENCEMENT DATE NOTICE

Section 2.1 Notice Dates. When either Fuel Ethanol or Cellulosic Ethanol is first Delivered from Seller to Buyer, Buyer and Seller will formalize the Commencement Date with a commencement letter. This date is currently understood by Buyer and Seller to mean October 1, 2021.

Section 2.2 Production Estimates. Seller shall provide to Buyer no less than 60 days prior to the Commencement Date a best estimate of the amount of Fuel Ethanol or Cellulosic Ethanol production on a daily basis for the ninety (90) day period following the estimated Commencement Date. After the Commencement Date, Seller shall provide monthly notices to Buyer, by the 20th of each month, estimating the daily production for the next six (6) month period beginning the first month following the date of the last estimate. Seller shall promptly notify Buyer of any adjustments to the Fuel Ethanol or Cellulosic Ethanol production schedule that has been most recently given to Seller.

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ARTICLE III

TERM; TERMINATION

Section 3.1 Initial Term; Renewal. The initial term of the Agreement shall be for a twelve (12) month period (the "Initial Term"), beginning on the Commencement Date. The Initial Term shall be followed by renewal terms (the "Renewal Terms") of one (1) year each that renew automatically unless notice is given by either party at least ninety (90) days prior to the end of the current term.

Section 3.2 Effective during Initial Term. Subject to the conditions of this Agreement, this Agreement shall be effective for the Initial Term and shall continue after the Initial Term, if renewed as provided in Section 3.1.

Section 3.3 Termination during Initial Term. This Agreement may not be terminated during the Initial Term unless pursuant to the provisions of Sections 3.4, 3.5, 7.1, 9.1 or 14.8 and shall otherwise continue after the Initial Term unless (i) terminated pursuant to Sections 3.4, 3.5, 7.1, 9.1 or 14.8, or (ii) not renewed pursuant to Section 3.1.

Section 3.4 Termination by Seller Due to Buyer Insolvency. If Buyer becomes insolvent or suffers the filing of a petition of bankruptcy, executes an assignment for the benefit of creditors, or becomes the subject of any insolvency proceeding of any nature, then, in addition to any other rights and remedies Seller may have, Seller shall have the right to immediately terminate this Agreement by written notice.

Section 3.5 Termination by Buyer Due to Seller Insolvency. If Seller (i) becomes insolvent or suffers the filing of a petition of bankruptcy, executes an assignment for the benefit of creditors, or becomes the subject of any insolvency proceeding of any nature; and (ii) fails to deliver Fuel Ethanol as prescribed in this Agreement, then, in addition to any other rights and remedies it may have, Buyer shall have the right to immediately terminate this Agreement by written notice.

Section 3.6 Effect of Termination. If a Buyer contract with a third party customer involving Seller's Fuel Ethanol extends beyond the Termination date described in Section 3.3, and if Seller has approved such Buyer contract with a third party customer in writing by email or fax, then the terms of this Agreement shall extend to such Buyer contract beyond the termination date under the terms of this Agreement.

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ARTICLE IV

PURCHASE AND DELIVERY OBLIGATIONS

Section 4.1 Purchase of Fuel Ethanol Production. Subject to the provisions of this Agreement, Seller shall sell and make available for Delivery and Buyer shall purchase and take Delivery in accordance with Section 5.1 of one hundred percent (100%) of the Fuel Ethanol and Cellulosic Ethanol produced by the Plant(s) on a daily basis. Seller has the exclusive right to separately market and sell all non-Fuel Ethanol gallons produced at the Plant. Seller shall notify Buyer of any material differential in volumes available for Fuel Ethanol sales resulting from non-Fuel Ethanol production.

Section 4.2 Access to Delivery Point. Buyer shall be given reasonable access to the Delivery Point(s) at the Plant during normal business hours upon reasonable prior notice; provided that Buyer's access shall be without disruption to Seller's business operations at the Plant. Buyer will provide Seller with delivery schedules and make arrangements for transportation of the Fuel Ethanol. Seller shall handle and supervise the loading and Delivery of Fuel Ethanol, prepare Delivery documentation and generally be responsible for all matters ancillary to such activities. All equipment necessary to load trucks at the Delivery Point shall be supplied by Seller without charge to Buyer.

Section 4.3 Purchase Exclusivity. Buyer is obligated, and shall have the exclusive right, to purchase from Seller all Fuel Ethanol and Cellulosic Ethanol produced at the Plant. If Buyer does not purchase and take Delivery of said Fuel Ethanol and Buyer does not resell the Fuel Ethanol, Buyer shall purchase the Fuel Ethanol for its own account. When Buyer's purchase is for its own account based on the conditions above, such sales shall be agreed upon based on current spot market prices and applicable Carbon Intensity Price (“CIP”) and Renewable Identification Number price (“RIN”). For purchases of Fuel Ethanol by Buyer for its own account, Buyer will be responsible for all storage and other charges (including transportation) after the purchase and Buyer will be entitled to all proceeds obtained from the resale of the Fuel Ethanol, except that Seller will be responsible for maintaining the storage tanks at the Plants in Stanislaus County, California where Fuel Ethanol owned by Buyer is stored before loading to trucks.

Section 4.4 Shipments to Terminals. Buyer leases terminal storage at the Buyer's proprietary Ethanol Unit Train Terminal in Texas City, Texas. For shipments of Fuel Ethanol to Buyer's terminal at Oiltanking, Texas City, Texas, Seller shall incur no throughput charges. Throughput charges will continue to apply for shipments to other terminals.

Charges for third-party terminal and transloading facilities may change from time to time. Buyer will disclose changes to additional terminals and transloading facilities and related fees with Seller as soon as Buyer is aware of these changes. If Seller has not been notified of changes prior to signing of a customer contract, the fees in effect before the change will apply to Seller. No minimum usage provisions apply.

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Section 4.5 Ethanol RINs. On all Fuel Ethanol produced, Buyer will handle all RIN activity for Seller through the Environmental Protection Agency ("EPA") Moderated Transaction System ("EMTS"). In addition, Buyer will submit all regulatory reports required by the EPA following Seller's review and approval. Buyer represents and warrants that all RIN activity reports and regulatory reports will be conducted and completed in accordance with and as required by all applicable laws and regulations. Buyer will provide Seller copies of all regulatory/RIN reports filed with the EPA. For the absence of doubt, Buyer’s services do not include the procurement or payment of any 3rd party engineering reports, external consulting services, or any quarterly or annual attestation fees.

Section 4.6 Low Carbon Fuel Standard Credits. On all Fuel Ethanol produced, Buyer will handle all LCFS activity for Seller. In addition, Buyer will submit all regulatory reports required, following Seller's review and approval. Buyer represents and warrants that all LCFS activity reports and regulatory reports will be conducted and completed in accordance with and as required by all applicable laws and regulations. Buyer will provide Seller copies of all regulatory/LCFS reports filed. For the absence of doubt, Buyer’s services do not include the procurement or payment of any 3rd party engineering reports, external consulting service fees, 3rd party audit services or fees, or any California Air Resources Board quarterly or annual reporting requirements tied to Seller’s production operations.

ARTICLE V

QUANTITY

Section 5.1 Uniform Weekly Deliveries. Subject to operational fluctuations in the ordinary course of business due to maintenance, equipment uptime, corn availability and other factors, Seller shall deliver the Fuel Ethanol and Buyer shall take Delivery of Fuel Ethanol at the Delivery Point(s) at uniform weekly rates, as nearly as practicable such that the Fuel Ethanol delivered in any one month shall approximately equal one twelfth (I/12th) of Seller's estimated annual Fuel Ethanol production, less production designated for non-Fuel Ethanol sales, pursuant to Section 4.1. Buyer shall be obligated to take Delivery of, and to pay for in accordance with Article 4, all quantities of Fuel Ethanol tendered for Delivery by Seller.

Section 5.2 Quantity Measurement. The quantity of Fuel Ethanol delivered to Buyer by Seller from the Plant shall be established by outbound meter tickets expressed in net temperature corrected Gallons in accordance with standards commonly used within the industry in the United States of America. The meter tickets shall be obtained from meters which are certified as of the time of loading and which comply with all applicable laws, rules and regulations. The outbound meter tickets shall be determinative in the absence of manifest error (greater than 0.5% variation) of the quantity of Fuel Ethanol for which Buyer is obligated to pay pursuant to Section 11.1.

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ARTICLE VI

QUALITY

Section 6.1 Specification Requirement. Seller shall deliver under this Agreement Fuel Ethanol to Buyer that meets the specifications set forth in Schedule A. If any Governmental Authority requires a change in the specifications set forth in Schedule A, Buyer shall notify Seller of the revised specifications. Seller and Buyer agree to change the specifications of Fuel Ethanol in this Agreement within a reasonable time as agreed to by Buyer and Seller, accordingly, subject to Article 13. Buyer may require Seller to switch production among the Products to take advantage of market conditions. Seller will make best efforts to switch production as quickly as feasible. If any Governmental Authority requires a change in the specifications set forth in Schedule B, Buyer shall notify Seller of the change in specifications. Seller and Buyer agree to change the specifications of Fuel Ethanol in this Agreement within a reasonable time as agreed to by Buyer and Seller, accordingly, subject to Article 17.1. For shipments to terminals that require quality tests, and for shipments on contracts with unique specifications, Seller may be obligated to deliver Fuel Ethanol with specifications that differ from, and are often more stringent than, the specifications in accordance with Section 6.1. These unique specifications will be presented with the contract/shipping opportunity, and Seller's acceptance of such contract will also be Seller's commitment to deliver Fuel Ethanol within these specifications.

Regardless of any Specification Requirements, under no circumstances will Seller be required to produce Fuel Ethanol with less than 0.5% water content by volume.

Section 6.2 Insurance. Each party shall arrange and maintain a minimum of US $5,000,000 product and commercial general liability insurance and cause the other party to be designated as additional insured as their interests may appear, with waiver of subrogation by the insurer against the other party. Each party shall further arrange and maintain employer's liability insurance meeting all statutory requirements. In each case, each party shall provide to the other party a copy of the certificate(s) of insurance evidencing existence of the required insurance.

Section 6.3 Responsibility for Off-Specification Fuel Ethanol. If the Fuel Ethanol delivered by Seller does not meet the specifications set forth in Schedule A when Delivered by Seller to the transportation vehicles, and quality claims arise as a result thereof, such quality claims will be administered by Buyer with consent of Seller. Such claims shall be solely for Seller's account and Buyer shall not be responsible in any manner whatsoever for such claims.

Section 6.4 Maintenance of Samples. Seller agrees to sample and test the storage tank on a daily basis and provide a Certificate of Analysis for each truck that loads at the Plant. Seller agrees to maintain original sealed and dated samples in accordance with Fuel Ethanol industry practice or with specific requirements of end customers, as applicable, and shall send one such sample to Buyer immediately upon Buyer's request.

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ARTICLE VII

PRICE

Section 7.1 Determination of Price For all sales of Fuel Ethanol by Buyer, where Buyer has agreed to sell Fuel Ethanol to third party customers, Buyer agrees to pay the Net Purchase Price (as defined below) to Seller for each Gallon of Fuel Ethanol delivered to Buyer. For the avoidance of doubt, Buyer shall bear any risk of non-payment by any third-party customer, and Buyer shall comply with any obligations under this Section 7.1 (a), notwithstanding any such non-payment. Determined in accordance with Section 5.2 for Fuel Ethanol, the final purchase price shall be equal to the actual sale price invoiced by Buyer for such Fuel Ethanol re-sold by Buyer to such third party customers for the most recent Netback Statement period, less: (i) all Resale Costs, including shipping costs and terminal charges, and (ii) the Commission to Buyer calculated as [***] (the “Net Purchase Price”).

Buyer covenants to use its best efforts to obtain for Seller the best Net Purchase Price then available for Fuel Ethanol sales taking into consideration the deduction of all Resale Costs incurred by Buyer for such Fuel Ethanol. It will be the responsibility of Buyer to perform all billing in regard to the sale of Fuel Ethanol to third parties, to collect all receivables, to undertake legal collection procedures as necessary, and to bear the risk and be responsible for any bad accounts. Buyer shall in no circumstances be obligated to sell Fuel Ethanol to any buyer whose creditworthiness is unacceptable to Buyer, provided that if Buyer determines that there are no buyers willing to purchase Fuel Ethanol of creditworthiness acceptable to Buyer, then Buyer shall purchase such Fuel Ethanol for its own account. Seller agrees that its remedies for Buyer's breach of its obligation in this paragraph (b) shall include without limitation, the right to specific performance and the right to terminate this Agreement.

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Section 7.3 Inability to Produce. In the event Seller's Plant is unable to produce sufficient Fuel Ethanol quantities to meet Buyer's sales commitments, which sales commitments shall have been previously disclosed to Seller, and such inability to produce is not the result of Force Majeure, then in such case Buyer may purchase or arrange for the purchase of such shortfall from other sources; provided that Buyer shall use its best commercial efforts to obtain such replacement Fuel Ethanol at the lowest costs available to it. The revenue from and the cost of such Fuel Ethanol shortfall supplied by Buyer or purchased from such third parties shall be deducted from or added to the weekly payment described in Section 7.1. Buyer will provide to Seller as soon as practicable written substantiation of such costs reasonably satisfactory to Seller.

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ARTICLE VIII

RINS AND CARBON REDUCTION BENEFITS

Section 8.1 RINs. Buyer shall use its commercially reasonable efforts to sell any of Seller’s RINs if they are separated from Fuel Ethanol. Sales of RINs shall be for the exclusive account of Seller provided that Buyer may purchase RINs from Seller for Buyer’s account.

All RINs sales shall be subject to the prior written approval, including Electronic Communications, of Seller. Buyer shall furnish to Seller copies of all RINs contracts between Seller and Buyer. [***]

Section 8.2 Responsibility for Invalid RINs. If the RINs delivered by Seller via EMTS do not meet the requirements set forth by the EPA, and validity claims arise as a result thereof, such validity claims may be administered by Buyer with prior written consent of Seller which will not be unreasonably withheld. In the absence of such prior written consent from Seller, such claims shall be administered and defended by Seller. Such claims shall be solely for Seller’s account and Buyer shall not be responsible in any manner whatsoever for such claims. Seller shall indemnify, hold harmless and defend Buyer against such claims.

Section 8.3 Agency Agreement. Seller will designate Buyer as an agent via CDX and EMTS so that Buyer can transact the purchase of RINs from Seller to Buyer and then from Buyer to the customer. Electronic summary notification will be provided by Seller describing all transfers that will be executed in EMTS by Buyer, along with documents verifying the required Product Transfer Document (“PTD”) fields. All necessary documents must be received by Buyer prior to RINs transfer in EMTS. All right, title, and interest in and to the RINs identified in the documents will transfer from Seller to Buyer on the Title Transfer Date. Buyer will use the documents to produce wholly-compliant PTDs, according to the EPA’s Renewable Fuels Standard 2 (“RFS2”) program, in respect to the quantity, type, and vintage year of RINs specified in this Agreement, for both sides of the transaction.

At Seller’s discretion and timing, Buyer will handle all RIN activity after generation and separation for Seller through EMTS. In addition, Buyer will submit all regulatory RIN activity reports required by the EPA following Seller’s review and written approval which includes Electronic Communications. Buyer represents and warrants that all RIN activity reports and regulatory reports will be conducted and completed in accordance with and as required by all applicable laws and regulations. Seller is responsible for generation and separation of RINs through EMTS and for the accuracy of information contained within the regulatory reports.

Section 8.4 Due Diligence. As part of final execution of this Agreement, Seller shall promptly provide to Buyer all requested documentation, in an effort to validate the legal generation and subsequent separation of all RINs (herein, “Due Diligence Documentation”). Such Due Diligence Documentation that is updated or amended shall be provided on an on-going basis and within 5 Days of submission to a Governmental Authority. Further, Seller will promptly provide any additional documents as reasonably requested over the entire term of the Agreement.

Section 8.5 Due Diligence Recordkeeping. Seller and Buyer shall maintain appropriate records that demonstrate compliance with applicable law, rules and regulations and industry standards. Each Party also shall immediately notify the other Party in writing of any violation or alleged violation with respect to the RINs and, upon reasonable request, shall provide the other with evidence of environmental inspections or audits by any Governmental Authority with respect to such physical fuel or related RINs.

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Section 8.6 Carbon Reduction Benefits. Carbon Reduction Benefits associated with the Fuel Ethanol sold by Seller hereunder shall be for the sole account of the Seller provided that Buyer may purchase Carbon Reduction Benefits from Seller for Buyer’s account. Buyer shall use its commercially reasonable efforts to sell Seller’s Carbon Reduction Benefits (other than RINs which shall be governed by Sections 8.1 through Section 8.5 hereof) that are separated from Fuel Ethanol (referred to at times as the “Other Carbon Reduction Benefits”). Seller acknowledges that under the California LCFS program, Carbon Reduction Benefits may only be sold into California if the Fuel Ethanol is also physically delivered and sold into California. All sales of the other Carbon Benefits shall be subject to the prior written approval including Electronic Communications of Seller. Buyer shall furnish to Seller copies of all other Carbon Reduction Benefits contracts. Seller may elect to delay sales of other Carbon Reduction Benefits based on market conditions or for any other reason. Buyer will pay Seller for such other Carbon Reduction Benefits on the next Payment date, pursuant to Section 11.1, after Buyer has sold such other Carbon Reduction Benefits to an approved third-party customer or to Buyer. Seller will work with Buyer to provide due diligence and other Carbon Reduction Benefits verification information required by third-party customers to enable sales of other Carbon Reduction Benefits. Only those items agreed upon by the Seller and the Buyer in advance will be shared with third-party buyers of other Carbon Reduction Benefits. Prior to the sale of any other Carbon Reduction Benefits, Seller and Buyer shall enter into such other agreements applicable to the LCFS program or programs applicable to such other Carbon Reduction Benefits in furtherance of the implementation of the sale of the other Carbon Reduction Benefits.

A Carbon Trade Commission of [***] is due for Other Carbon Reduction Benefits separated from the physical gallons that Buyer purchases or sells under this Agreement. No Carbon Trade Commission is due from Seller to Buyer for sale of Carbon Reduction Benefits to the extent the value of such benefits are included in the Net Purchase Price which is subject to the Commission in accordance with section 7.1(a).

ARTICLE IX

TRANSPORTATION AND INSURANCE CHARGES

Section 9.1 Transportation of Fuel Ethanol; Termination for Breach. Buyer agrees to diligently pursue, secure and maintain all necessary agreements to receive and transport the Fuel Ethanol from the Delivery Point. Buyer shall be solely responsible for the arrangement of transportation, and will confer with Seller regarding the carrier’s eligibility to load at the Plant prior to arrangement of transportation. Buyer covenants to use its best efforts to obtain the best commercially reasonable prices after considering the price of transportation such that Seller achieves the highest net price possible after payment for Transportation Costs. Seller agrees that its only remedy for Buyer's breach of its obligation in the preceding sentence shall be to terminate this Agreement.

ARTICLE X

STORAGE

Section 10.1 Storage Capacity. Seller shall at all times provide storage at the Plant for Fuel Ethanol, including a finished product tank of 1 million gallons which equates to approximately 5.9 days of operational storage.

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ARTICLE XI

PAYMENTS

Section 11.1 Purchase-Price. Buyer shall pay to Seller the Net Purchase Price for the Billable Volume under this Agreement as provided in Section 7.1(a), RIN sales as provided in Section 8.1(a), other Carbon Reduction Benefit sales as provided in Section 8.6 less any Conversion and Transaction Fees (as provided in Section 21.4), if any, Insurance Costs incurred by Buyer, RIN and Carbon Reduction Benefit Commissions, and tank car lease costs, if any, by direct wire transfer or electronic transfer to Seller’s designated bank account (“Payment”).

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Payments will be made provisionally based on actual volumes sold and the day of ship index prices for Fuel Ethanol and Carbon Reduction Benefits. True ups will occur at the end of each calendar month.  Buyer reserves the right to increase or reduce the Fuel Ethanol price if the projected monthly true-up for a given month is higher than $50,000.

Section 11.2 Interest. Subject to Article 14, if any party to this Agreement fails to pay all or any portion of the amount owing by that party when due, such unpaid amount will bear interest at a rate equal to one per cent (1%) per annum above the Prime Commercial Lending Rate as reported in the Money Rates section of The Wall Street Journal, calculated daily from the date such amount is due hereunder until the date it is actually paid. Upon failure of a party to pay the unpaid amount including interest thereon within ten (10) days after the due date set out in this Agreement, the party to whom sums are due may, upon giving seven (7) days' notice, suspend in whole or in part its delivery or acceptance of Fuel Ethanol (as the case may be) hereunder until such outstanding amount has been paid in full.

Section 11.3 Audits. Any payment made pursuant to this Article will not preclude a party from subsequently auditing the accounts of the other on a once per year basis at the end of a calendar year or at any time upon the occurrence of a default by such other party hereunder, as permitted in this Agreement.

ARTICLE XII

TITLE AND RISK OF LOSS

Section 12.1 Transfer of Title. Delivery occurs when the Fuel Ethanol is transferred to the outlet flange of Tank Cars or trucks to take Delivery. Title and risk of loss or damage shall only pass from Seller to Buyer upon Delivery. Until Delivery occurs, Seller shall be deemed to be in control of and in possession of and shall have title to and risk of loss of the Fuel Ethanol.

Section 12.2 Liability Allocation. Buyer will have no responsibility, or liability with respect to any Fuel Ethanol deliverable under this Agreement until Delivery to Buyer as described in Section 11.1.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ARTICLE XIII

REPRESENTATIONS, COVENANTS AND WARRANTIES

Section 13.1 Seller’s Representations, Warranties and Covenants. Seller represents and warrants to Buyer, as of the Effective Date hereof and covenants to Buyer at all times during the term of this Agreement, as follows and acknowledges that Buyer is relying upon such representations, warranties and covenants in connection with the purchase of Fuel Ethanol under this Agreement:

(a)           Seller is a Delaware corporation duly organized, validly existing and in good standing under the laws of California, is qualified to do business in the State of California and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and, carry out the transactions contemplated hereby and thereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

(b)           The execution, delivery and performance by the Seller of this Agreement have been duly authorized by all necessary action, and do not and will not require any consent or approval other than those which have already been obtained.

(c)           The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the provisions of this Agreement, do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any requirements of law, or any of Seller’s organizational documents.

(d)           This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)           There is no pending, or to the knowledge of the Seller, threatened action or proceeding affecting Seller before any Governmental Authority, which purports to affect the legality, validity or enforceability of this Agreement.

(f)          Seller has title to all Fuel Ethanol delivered hereunder, it has the right to sell the same to Buyer, and the Fuel Ethanol is free from any liens or encumbrances;

EXCEPT AS PROVIDED IN SECTION 12.l(a), AND AS PROVIDED INARTICLE 6 WITH RESPECT TO THE QUALITY OF FUEL ETHANOL TO BE DELIVERED, THERE ARE NO WARRANTIES EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND
SELLER HEREBY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(a)          Seller covenants that it shall procure and maintain in force all licenses, consents and approvals required for its operation of the Plant and manufacture and sale to Buyer of the Fuel Ethanol under this Agreement and shall be solely responsible for and indemnify Buyer against any costs, liabilities or fines arising out of Seller’s failure to comply with any applicable requirements of such licenses, consents and approvals.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(b)          Seller covenants that it will maintain accurate and complete production and delivery records in a prudent and businesslike manner in accordance with sound commercial practices in respect of Fuel Ethanol produced by Seller at the Plant.

(c)          Seller covenants that it will promptly notify Buyer of any actual or anticipated production downtime or disruption to Fuel Ethanol availability.

(d)          Seller is a U.S. entity for purposes of state and federal income and excise taxes.

Section 13.2 Buyer’s Representations, Warranties and Covenants. Buyer represents and warrants to Seller, as of the Effective Date hereof and covenants to Seller at all times during the term of this Agreement, as follows and acknowledges that Seller is relying upon such representations, warranties and covenants in connection with the sale of Fuel Ethanol under this Agreement.

(a)           Buyer is a Texas limited liability company duly organized, validly existing and in good standing under the laws of Texas, is qualified to do business in the State of California and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and, carry out the transactions contemplated hereby and thereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

(b)           The execution, delivery and performance by the Buyer of this Agreement have been duly authorized by all necessary action, and do not and will not require any consent or approval other than those which have already been obtained.

(c)           The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the provisions of this Agreement, do not and will not conflict with or constitute a breach of or a default under any of the terms, conditions or provisions of any requirements of law, or any of Buyer’s organizational documents.

(d)           This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)           There is no pending, or to the knowledge of the Buyer, threatened action or proceeding affecting Seller before any Governmental Authority, which purports to affect the legality, validity or enforceability of this Agreement.

(f)           Buyer covenants that it will maintain or cause to be maintained accurate and complete records in a prudent and businesslike manner in accordance with sound commercial practices, of the selling prices described in Article 7 and the associated transportation, Resale and other costs in respect of Fuel Ethanol purchased by Buyer from Seller.

(g)           Buyer has not incurred and is not responsible to pay any commission or any finder’s fee in respect of any of the transactions contemplated herein which commissions or finder’s fees could in any manner be or become the responsibility of Seller.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(h)           Buyer is a US entity for purposes of state and federal income and excise taxes.

Buyer covenants that it shall procure and maintain in force all licenses, consents and approvals required for its purchase from Seller and resale of Fuel Ethanol hereunder and all its other obligations under this Agreement except for those licenses for which Seller is responsible under Section 12.1 (b), and shall be solely responsible for and indemnify Seller against any costs, liabilities or fines arising out of Buyer’s failure to comply with the applicable requirements of such licenses, comments and approvals.

ARTICLE XIV

FORCE MAJEURE

Section 14.1 Force Majeure. Subject to the other provisions of this Section XIV, if either party is unable by reason of Force Majeure, as hereinafter described, to perform in whole or in part any obligation or covenant set forth hereunder, the obligations of both Parties under this Agreement will be suspended or curtailed to the extent necessary for the period such Force Majeure condition continues. Where the Agreement is suspended or curtailed to the extent necessary the amount of time the Force Majeure is in effect will be added on to the Initial Term.

Section 14.2 Definition. For the purposes of this Agreement, Force Majeure will include any event or circumstance arising or occurring beyond the reasonable control of Seller or Buyer, including without limiting the generality of the foregoing:

(a)           Any acts of God, including, but without restricting the generality thereof, lightning, earthquakes, storms, epidemics, landslides, floods, fires, explosions or washouts.

(b)           Any strikes, lockouts, rail embargo, or other industrial disturbances of a regional or national character.

(c)           Any acts of the enemies of the state, terrorist attacks, sabotage, wars, blockades, insurrections, riots, civil disturbances, arrests or restraints.

(d)           Any freezing, explosions, craterings, breakage of equipment, forced maintenance shutdown, inability to obtain materials or equipment.

(e)           Any orders of any court or government authority, which physically limit the production, transportation or sale of Fuel Ethanol or alter the specifications of Fuel Ethanol from that described in Schedule A.

(f)           Any acts or omissions (including failure to take Fuel Ethanol) of a transporter or carrier of Fuel Ethanol, which are caused by any event or occurrence of the nature described in this Section 14.2.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(g)           Any other reasonable causes, whether of the kind herein enumerated or otherwise not within the reasonable control of the party claiming suspension and which, by the exercise of due diligence, such party could not reasonably have prevented or is unable to overcome.

Section 14.3 Labor Disputes. Notwithstanding anything to the contrary in this Article expressed or implied, the settlement of strikes, lockouts and other industrial disturbances will be entirely within the discretion of the party involved therein and such party may make settlement thereof at such time and on such terms and conditions as it may deem advisable and no delay in making such settlement will deprive such party of the benefit of Section 14.1.

Section 14.4 Sales during Force Majeure. During the period when Buyer declares Force Majeure, Seller shall have the right to sell and Deliver Fuel Ethanol to third parties on any terms and conditions Seller determines in its sole discretion.

Section 14.5 Exclusions. Force Majeure shall not include failure caused by lack of funds or lack of market for Fuel Ethanol deliverable hereunder by Seller to Buyer.

Section 14.6 Claiming Relief. A party claiming relief under this Article will not be entitled to the benefit of the provisions of this Article XIV hereof unless, as soon as reasonably possible after the happening of the occurrence relied upon, or as soon as possible after determining that the occurrence was in the nature of Force Majeure and would affect the claiming party’s ability to observe or perform any of its covenants or obligations hereunder, the party claiming suspension gives to the other party notice to the effect that such party is unable, by reason of Force Majeure, to perform the particular covenants or obligations.

Section 14.7 Notice. The party claiming suspension will give notice as soon as reasonably possible when the Force Majeure condition has been or will be remedied to the effect that the same has been remedied and that such party has resumed, or is then in a position to resume, the performance of the suspended covenants or obligations.

Section 14.8 Termination for Force Majeure. In the event that Force Majeure shall continue for a period of twelve (12) months from the date the party claiming relief under this Article has given the other party notice, either party hereto shall have the right to terminate this Agreement by furnishing written notice to the other, with termination effective upon the expiration date of such twelve (12) month period. Upon such termination, each party shall be relieved from its respective obligations, except for obligations for payment of monetary sums which arose prior to the event of Force Majeure.

ARTICLE XV

LIMITATION OF LIABILITY

Section 15.1 Limitation of Liability. In no event shall Buyer or Seller be liable to any party for any indirect, consequential, punitive or special damages, loss of business expectations, business interruptions or any damage to third parties arising in any way out of this Agreement or any breach thereof.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ARTICLE XVI

BOOKS AND RECORDS

Section 16.1 Records. Seller and Buyer will establish and maintain at all times, true and accurate books, records and accounts in accordance with generally accepted accounting principles applied consistently from year to year consistent with good industry practices, distinguishable from all other books and records, in respect of all transactions undertaken by such Party pursuant to this Agreement.

Section 16.2 Semi-Annual Business Review. Seller and Buyer will meet twice yearly at mutually agreed times and locations to review various aspects of the relationship between Buyer and Seller, including results, progress towards objectives, strategy, markets, netback statements, accounting and payment issues, areas that are working well, areas that need improvement, regulatory and compliance issues, logistics, terminal issues, and other issues.

Section 16.3 Audit.

(a) If issues arise in the Business Review that cannot be resolved to the satisfaction of the parties, then, during normal business hours, each party shall have the right to audit such books, records and accounts of the other party once per year at the end of the calendar year or at any time upon the occurrence of a default by such other party.

(b) Subject to paragraph (a) of this Section, through to the expiration of one (1) year following the expiration or termination of this Agreement, each party shall have the right to have a third party auditor, who will, be a member of a national U.S. certified public accounting firm, audit on such party's behalf the relevant accounts, books and records of the other party to the extent necessary in order to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any of the provisions of this Agreement.

(c) If any error is discovered in any statement rendered hereunder, such error will be adjusted within seven (7) days from the date of discovery, but no adjustment will be made for any error discovered more than one year after delivery and receipt of such statements.

(d) If a material difference from a statement rendered under this Agreement by any party is discovered by any audit, the party which rendered such statement will pay the costs of such audit. If no such material difference appears, the party requesting the audit of such statement will pay such costs.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ARTICLE XVII

NOTICES

Section 17.1 Notices. Except as herein otherwise provided, each notice, request, demand, statement, report and bill which must or may be given pursuant hereto will be in writing and may be mailed by prepaid first class mail (or equivalent), delivered by hand, or sent by fax or email to the address, number, or email address indicated below:

(1)           if to Seller:

Aemetis Advanced Fuels Keyes, Inc.
20400 Stevens Creek Blvd., Suite 700
Cupertino, CA 95014
Attention: Mr. Todd Waltz, CFO
Email: todd.waltz@aemetis.com

(2)           if to Buyer:

Murex LLC
7160 North Dallas Parkway, Suite 300
Plano, TX 75024
Attention: President; Chief Financial Officer
[***] and [***]

(a)           Copies shall be provided to such other person or address as shall be indicated by written notice in the case of a notice of default of termination.

(b)           The date of receipt of each such notice, demand or other communication will be the date of delivery thereof if hand delivered, or, if given by mail as provided herein, will be deemed conclusively to be the fifth (5th) business day after the same is so mailed, except in the event of disruption of the postal service in which event the notice, demand or other communication will be deemed to be received only when actually received and, if sent by telecopier, be deemed to have been given or received on the first (1st) business Day after it was so sent. Either party hereto may at any time and from time to time notify the other party in writing as to the change of address and the new address to which notice will be given to it thereafter until further changed.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ARTICLE XVIII

CONFIDENTIAL INFORMATION

Section 18.1 Confidential Information. The parties hereto acknowledge and agree that the parties may, in connection with the transactions contemplated by this Agreement, be provided with and/or have access to certain confidential and proprietary sensitive business information, and/or trade secrets of or relating to the other party, including, without limitation the following types of information (whether or not in writing or designated as confidential): current and proposed business arrangements and dealings with third parties, its business operations, financial information, markets, research, development, customer lists, process technology, formulas or compilations, equipment, procedures, purchasing, accounting, marketing, merchandising, selling, leasing, servicing, finances and business systems and techniques (hereafter collectively referred to as “Confidential Information”). Notwithstanding the foregoing, the following types of information shall not be included within the definition of Confidential Information hereunder: (a) information which, at the time of disclosure, is or was in the public domain or otherwise generally available to the public; (b) information which, at the time of disclosure, is or was already in the other party’s possession on a non-confidential basis as substantiated in writing or by other competent evidence; and (c) information which, subsequent to the time of disclosure, enters the public domain or otherwise becomes generally available to the public without breach of this Agreement.

Section 18.2 Confidential Treatment. Each party hereby acknowledges and agrees that all such Confidential Information shall be and remain at all times throughout the term of this Agreement and thereafter, the other party’s sole and exclusive property. Each party further covenants and agrees to, at all times during the term hereof and thereafter: (i) utilize such Confidential Information solely in connection with this Agreement, and not for the purpose of, directly or indirectly, soliciting customers, suppliers or employees, or in any way competing; (ii) treat, and cause such other party’s officers, directors, agents, employees and representatives to treat, all such Confidential Information as confidential and proprietary sensitive business information, and as trade secrets; (iii) maintain policies and procedures designed to ensure the confidentiality and safekeeping of such Confidential Information; (iv) not, unless compelled by legal process, except with the other party’s prior written consent, divulge, disclose or otherwise make any Confidential Information available to third parties.

Section 18.3 Return of Confidential Information. In the event this Agreement is terminated each party shall promptly return to the other party all Confidential Information, including all copies thereof.

Section 18.4. Reasonableness; Injunctive Relief. The parties acknowledge and agree that the terms and provisions of this Article XVIII relating to the treatment of Confidential Information, are reasonable in all respects, including, without limitation, geographic scope and duration and, if breached by either party, may cause irreparable harm to the other party hereto, for which damages would be difficult or impossible to calculate and, therefore, shall be enforceable by injunction or other equitable relief without the necessity of posting bond or proving irreparable harm.

Section 18.5 Disclosure in SEC Filings. Notwithstanding any other provision contained in this agreement, Buyer and Seller acknowledge and agree that the disclosure of this Agreement and the transactions contemplated hereby by Seller on a Form 8-K or other report filed with the Securities and Exchange Commission at any time after the date hereof will not be violation of this Section 18.

THIS SECTION 18 SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT FOR A PERIOD OF TWO (2) YEARS.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ARTICLE XIX

INDEMNIFICATION

Section 19.1 Indemnification. Buyer shall indemnify, hold harmless and defend Seller and its affiliates, subsidiaries, parents and their respective directors, officers, shareholders, members, employees and agents against expenses actually and reasonably incurred in connection with the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), in which Seller and/or its employees, members, managers, officers or agents are made a party by reason of Buyer’s services for Seller or acting in any manner pursuant to this Agreement, except that Buyer shall have no obligation to indemnify and defend Seller and/or its employees, members or agents for its and/or their act or omission that involve negligence, intentional misconduct or a violation of the law. Seller shall indemnify and defend Buyer and its employees, members, directors, officers and agents against expenses actually and reasonably incurred in connection with the defense of any Proceeding in which Buyer and/or its employees, managers, members, directors, officers or agents are made a party by reason of Seller and/or its employees’, members’, managers’, officers’ or agents’ commission of an act or omission that involves negligence, intentional misconduct or a violation of the law. This section shall survive the termination of this Agreement.

ARTICLE XX

ADDITIONAL PROVISIONS

Section 20.1 Default. Subject to Article XIV, if either Party defaults in the performance of any term, covenant or condition under this Agreement, the other Party may provide written notice to the defaulting Party stating the nature of the default. If such default is not remedied within thirty (30) days after receipt of such notice, except in the case of payment defaults (which must be remedied within ten (10) Days) the non-defaulting party shall have and may exercise all remedies available under applicable law, and may terminate this Agreement by written notice to the defaulting Party. Notwithstanding any other provision of this Agreement, Seller and Buyer may offset payments owing to them under this Agreement against payments owing by them. This Section shall not limit the ability of the Parties to terminate this Agreement pursuant to other provisions of this Agreement to the extent permitted by such provisions. Further, if a Party defaults in any material provision of this Agreement, unless and until such party cures such default in accordance with this Agreement, such defaulting party shall not be entitled to the benefits accorded it under this Agreement, and the non-defaulting party’s obligations shall be suspended, during the pendency of such material default. Upon a default by Buyer and pending any cure by Buyer within the cure periods set forth herein, Seller shall have the right to sell and Deliver Fuel Ethanol to third parties on any terms and conditions Seller determines in its sole discretion.

Section 20.2 Non-Waiver of Future Default. No waiver by either Party of any default by the other Party, in the performance of any of the provisions of this Agreement will operate or be construed as a waiver of any other or future default or defaults, whether of a like or of a different character.

Section 20.3 Assignment. Neither party may assign this Agreement or any of its rights hereunder without the prior written consent of the other, which consent may not be unreasonably withheld or delayed; provided that Buyer hereby consents to the collateral assignment of this Agreement to the Financing Parties and agrees to enter into a consent and agreement in respect of such collateral assignment with Financing Parties, which consent will contain such provisions as are typically provided to the Financing Parties, including giving the Financing Parties financial information in respect of Buyer reasonably satisfactory to the Financing Parties, copies of certain notices delivered to Seller hereunder, and affording the Financing Parties an independent right to cure any defaults by Seller hereunder. Buyer shall also provide customary certificates, estoppels and/or legal opinions as required by the Financing Parties.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Section 20.4 Documents. Each Party to this Agreement shall perform any and all acts and execute and deliver any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

Section 20.5 Time. Time is of the essence with respect to the performance of each of the covenants and agreements herein set forth.

Section 20.6 Arbitration. Any dispute arising out of or in connection with this Agreement shall be submitted to arbitration. The arbitration shall be conducted according to the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be Dallas, Texas or such other place as may be agreed upon by the Parties. Both Parties shall attempt to agree upon one arbitrator, but if they are unable to agree, each shall appoint an arbitrator and these two shall appoint a third arbitrator. Expenses of the arbitrator(s) shall be divided equally between the Parties. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and shall be enforceable against the Parties in accordance with the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards, as amended.

Section 20.7 Inurement. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

Section 20.8 Entire Agreement. This Agreement together with the Assignment of Contract and together with Buyer's acknowledgment and consent to such assignment to the financing sources constitutes the entire Agreement between the parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf relating to the matters contained herein are hereby terminated and canceled.

Section 20.9 Modification. There will be no modification of the term and provisions hereof except by the mutual agreement in writing signed by the parties.

Section 20.10 Governing Law. The Agreement will be interpreted, construed and enforced in accordance with the procedural, substantive and other laws of the State of Texas without giving effect to principles and provisions thereof relating to conflict or choice of law even though one or more of the parties is now or may do business in or become a resident of a different state.

Section 20.11 Compliance with Laws. This Agreement and the respective obligations of the parties hereunder are subject to present and future valid laws and valid orders, rules and regulations of duly constituted authorities having jurisdiction.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Section 20.12 Severability. If any provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or enforceable any other provision of this Agreement or render the provision unenforceable in any other jurisdiction.

Section 20.13 Headings. The division of this Agreement into Articles, Sections, Subsections and Paragraphs or any other divisions and the inclusion of the various headings, are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

Section 20.14 Furnishing of Information. The Parties will, upon written request, provide such additional information as may be reasonably required to allow the parties to efficiently and effectively carry out their respective obligations hereunder and to determine and enforce individual or collective rights under this Agreement.

Section 20.15 Cumulative Remedies. Unless otherwise specifically provided herein, the rights, powers, and remedies of each of the parties provided herein are cumulative and the exercise of any right, power or remedy hereunder do not affect any other right, power or remedy that may be available to either party hereunder or otherwise at law or in equity.

Section 20.16 Faithful Performance. The parties shall faithfully perform and discharge their respective obligations in this Agreement and endeavor in good faith to negotiate and settle all matters arising during the performance of this Agreement not specifically provided for.

Section 20.17 No Partnership. This Agreement shall not create or be construed to create in any respect a partnership between the parties.

Section 20.17 Costs Borne By Each Party. Each of the Parties to this Agreement shall pay its own costs and expenses incurred in the negotiation preparation and execution of this Agreement and of all documents referred to in it and in carrying out the transactions contemplated by this Agreement.

Section 20.18 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties to this Agreement had signed the same document and all counterparts will be construed together and constituted one and the same instrument. Signatures delivered by facsimile and other electronic transmission shall bind Parties delivering the same.

Section 20.21 Transparency. Seller will receive copies of all direct ship contracts and Advanced Biofuel RIN contracts. If Buyer buys Fuel Ethanol from Seller on a netback basis going through Buyer's Texas City, Texas Terminal, Seller will receive a copy of the monthly Texas City, Texas Terminal Sales Summary. If Buyer buys Fuel Ethanol in a non-netback arrangement, Seller will have no rights regarding Transparency.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Section 20.22 Fixed Price Opportunities. In an effort to assist Seller in protecting margins when acceptable, Buyer will access public swap markets that allow Seller to fix sales prices in forward months. If Seller agrees to such a fixed price, Buyer will utilize Buyer's balance sheet. Buyer will receive a fee for this service, which will be disclosed on the purchase contract.

IN WITNESS WHEREOF, the parties have executed this Agreement by their respective proper signing officers as of the date first above written.

AEMETIS ADVANCED FUELS KEYES, INC. By: ____/s/ Eric McAfee_______________ Name: __Eric McAfee__________________ Title: ____CEO________________________
MUREX LLC By: ____/s/ Robert C. Wright _________________ Name: __Robert C Wright _________________ Title: __President__________________ ____

Schedule A

[Omitted pursuant to Section (a)(5) of Item 601 of Regulation S-K]

Schedule B

[Omitted pursuant to Section (a)(5) of Item 601 of Regulation S-K]